Exhibit 2

3Q16 Capital, Funding & Asset Quality Update (Pillar 3) August 2016 This document should be read in conjunction with Westpac’s Pillar 3 Report June 2016, incorporating the requirements of APS330. All comparisons in this document refer to 30 June 2016 compared to 31 March 2016 (unless otherwise stated) WESTPAC BANKING CORPORATION ABN 33 007 457 141

SUMMARY

Summary of 3Q16

Strongly capitalised	• Common equity Tier 1 (CET1) capital ratio 10.1% at 30 June 2016 • Internationally comparable[1] CET1 capital ratio 14.1% at 30 June 2016, in the top quartile of banks globally[2] • 1.1% growth in RWA over 3Q16, mostly from movements in AUD/NZD exchange rate
Asset quality sound, provisioning strengthened	• Asset quality metrics remain near cyclical lows • Impaired assets $52m lower. No impaired exposures over $20m emerged in 3Q16 • Stressed assets higher (up 12bps to TCE[3]) reflecting a rise in mortgage delinquencies (mostly regions impacted by mining slowdown, and from changes in reporting of mortgage hardship[4]) and from some companies still performing but downgraded; including mining related and NZ dairy • Provision cover remains high, and above sector average • Impairment charge in 3Q16 below quarterly average of 1H16
Strong funding/ liquidity position although funding costs rising	• Westpac stable funding ratio 84% at 30 June 2016, up 70bps over 3Q16 • Liquidity coverage ratio 126% at 30 June 2016, compared to 127% at 31 March 2016 • Funding costs rising across both wholesale markets and customer deposits
3Q16 key items impacting non-interest income	• Institutional activity has remained subdued leading to lower markets related income and a decline in fees from debt markets activities • Insurance claims in 3Q16 were higher relative to quarterly average of 1H16, including the impact of severe storms and higher life claims • These contributed to 3Q16 non-interest income being around 5% below the 1H16 quarterly average

1 Internationally comparable aligns with the APRA study titled 'International Capital Comparison Study' of 13 July 2015. 2 Based on APRA Insight Issue Two "International capital comparison update" of 4 July 2016. 3 Total committed exposure. 4 Details of the impact from changes in the reporting of mortgage hardship provided on page 72 of Westpac's 2016 Interim Presentation and Investor Discussion Pack.

2 | Westpac Group 3Q16 Capital, Funding and Asset Quality

Westpac GROUP

Strong capital position 3 1 Capital Conservation Buffer. 2 Domestic Systemically Important Bank. 3 Countercyclical buffer. 4 Internationally comparable aligns with the APRA study titled ‘International Capital Comparison Study’ of 13 July 2015. Key capital ratios (%) Common equity Tier 1 (CET1) capital ratio (%) Dec-15 Mar-16 Jun-16 CET1 capital ratio 10.2 10.5 10.1 Additional Tier 1 capital 1.8 1.6 1.8 Tier 1 capital ratio 12.0 12.1 11.9 Tier 2 capital 1.9 1.9 2.1 Total regulatory capital ratio 13.9 14.0 14.0 CET1 capital ratio (internationally comparable4) 14.3 14.7 14.1 Risk weighted assets (RWA) ($bn) 361 363 367 Leverage ratio (APRA) 4.9 5.0 4.9 Leverage ratio (internationally comparable4) 5.6 5.8 5.7 CAPITAL Preferred CET1 capital ratio range 8.75% - 9.25% Regulatory minimum 4.5%; plus Capital buffers 3.5% (including CCB1, D-SIB2 and CCyB3) – total of 8.0% 7.5 8.2 8.3 8.7 8.4 9.1 8.3 8.8 8.3 9.0 8.4 8.8 9.0 9.5 10.2 10.5 10.1 Jun-12 Dec-12 Jun-13 Dec-13 Jun-14 Dec-14 Jun-15 Dec-15 Jun-16

CAPITAL

Strong capital position

Regulatory capital ratios (%)


CET1 capital ratio
Total regulatory capital ratio
Mostly from appreciation of NZD lifting RWA and partially offset by reduction in non credit RWA
3Q16 earnings and other movements in capital deductions
9.5
10.5
(0.8)
(0.1)
0.5
10.1
Sep-15
Mar-16
Net dividend[1]
RWA
Other
Jun-16
Issued ~$0.7bn Tier 2
13.3
14.0
(0.4)
0.2
0.2
14.0
Redeemed 2006 TPS (A$763m) and issued Westpac Capital Notes 4 (A$1.7bn)
Sep-15
Mar-16
CET1 change
Additional Tier 1
Tier 2
Jun-16

1 2016 interim dividend (-85bps) net of dividend reinvestment plan (+8bps).

Future capital developments

- Changes in the calculation of RWA for Australian residential mortgages are expected to see the ratio of total mortgage RWA to EAD rise to 25% from currently around 16%. This will reduce the CET1 capital ratio by approximately 110bps
- Changes to factors for determining interest rate risk in the banking book (IRRBB) after 30 June 2016
- Basel Committee on Banking Supervision expected to finalise new arrangements (Basel IV) by end 2016. These include:
  - Adjustment to advanced models for credit risk
  - Revised standardised credit risk
  - Advanced RWA floors based on standardised approach
  - Fundamental review of trading book
  - Counterparty credit risk changes
  - Operational risk to standardised approach
- APRA consultation on Basel IV expected to commence in 2017 with implementation from 2018

4 | Westpac Group 3Q16 Capital, Funding and Asset Quality

Westpac GROUP

Asset quality remains sound 5 1 Local currency sovereign exposure funded by local deposits excluded from stress. ASSET QUALITY Stressed exposures1 (as a % of TCE) Provision coverage ratios Sep-15 Dec-15 Mar-16 Jun-16 Collectively assessed provisions to credit RWA 86bps 87bps 87bps 87bps Impairment provisions to impaired assets 46% 48% 48% 49% Total provisions to RWA 93bps 94bps 101bps 101bps Stressed exposures to TCE up 12bps to 1.15% Impaired assets $52m lower Small increase in 90+ days past due and not impaired (mainly residential mortgages) mostly reflecting changes in reporting of mortgages in hardship, and higher delinquencies in WA, SA and Qld Watchlist & substandard assets (fully performing loans) up $1.4bn. This rise includes: Increasing stress in mining related regions for some Business Bank customers Impact of stress in New Zealand dairy industry 0.13 0.24 0.57 0.67 0.62 0.58 0.44 0.27 0.20 0.26 0.25 0.13 0.15 0.29 0.46 0.41 0.35 0.31 0.26 0.25 0.28 0.31 0.62 0.91 2.23 2.07 1.45 1.24 0.85 0.71 0.54 0.49 0.59 0.88 1.30 3.09 3.20 2.48 2.17 1.60 1.24 0.99 1.03 1.15 Sep-07 Sep-08 Sep-09 Sep-10 Sep-11 Sep-12 Sep-13 Sep-14 Sep-15 Mar-16 Jun-16 . Watchlist & substandard 90+ days past due and not impaired Impaired

Movements in stressed assets across sectors 6 Across sectors, the increase in stress is due to higher watchlist and substandard facilities. These facilities are still performing but have been downgraded due to early signs of stress Most of the sector increases are due to single names including in: Agriculture – mostly NZ dairy Wholesale and retail trade due to a company supporting mining Services – associated with a specific development Construction – a building products company Stressed exposures by industry ($bn) ASSET QUALITY 0.0 0.5 1.0 1.5 2.0 2.5 Property & business services Agriculture, forestry & fishing Wholesale & retail trade Manufacturing Transport & storage Services Construction Mining Accommodation, cafes & restaurants Finance & insurance Other Utilities Sep-15 Mar-16 Jun-16

Areas of interest mining, commercial property and NZ dairy portfolios 7 1 Includes impaired exposures. 2 Per cent of portfolio is to TCE. Mining portfolio (including oil and gas) Mar-16 Jun-16 TCE $11.8bn $11.6bn Lending $5.9bn $6.5bn % of Group TCE 1.23 1.20 % of portfolio graded as stressed1, 2 3.03 3.15 % of portfolio in impaired2 1.26 1.36 TCE by sector (%) Mar-16 Jun-16 TCE $67.5bn $67.0bn Lending $52.1bn $52.1bn % of Group TCE 7.06 6.91 % of portfolio graded as stressed1, 2 1.34 1.37 % of portfolio in impaired2 0.54 0.56 Commercial property portfolio TCE by borrower type (%) NZ dairy portfolio Mar-16 Jun-16 TCE (NZD) $5.8bn $6.0bn Lending (NZD) $3.3bn $3.4bn % of Group TCE 0.54 0.59 % of portfolio graded as stressed1, 2 10.04 14.28 % of portfolio in impaired2 0.13 0.26 TCE by exposure size (%) ASSET QUALITY 45 13 14 8 11 9 Oil and gas Iron ore Other metal ore Coal Mining services Other 43 9 31 17 Exposures <$10m Developers >$10m Investors >$10m Diversified Property Groups and Property Trusts >$10m 51 34 7 7 Dairy < $10m Dairy $10m - $30m Dairy $30m - $50m Dairy > $50m

Australian consumer delinquencies 8 1 Source ABA Cannex June 2016. Australian mortgage portfolio Sep-15 Mar-16 Jun-16 30+ days delinquencies (bps) 102 134 139 90+ days delinquencies (bps) (includes impaired mortgages) 45 55 64 Cumulative impact of changes to hardship reporting (bps) 4-5 9 90+ days delinquencies – investment property loans (bps) 31 38 44 Properties in possession (#) 255 253 264 Properties in possession (#) Australian mortgages 90+ days delinquencies by state (%) Australian housing and share by State (%) 1 ASSET QUALITY Australian consumer 90+ days delinquencies (%) 49 42 105 29 22 13 1 1 NSW Vic Qld WA SA Tas ACT NT 35 27 18 13 7 40 26 17 10 7 43 29 15 7 6 NSW & ACT VIC & TAS QLD WA SA & NT Australian banking system Westpac Group portfolio FY16 YTD Westpac Group drawdowns 0.0 0.5 1.0 1.5 2.0 2.5 3.0 Dec-11 Mar-12 Jun-12 Sep-12 Dec-12 Mar-13 Jun-13 Sep-13 Dec-13 Mar-14 Jun-14 Sep-14 Dec-14 Mar-15 Jun-15 Sep-15 Dec-15 Mar-16 Jun-16 Total unsecured lending Credit cards Personal loans (excl Auto) Auto loans (consumer)

Strong funding and liquidity position, funding costs rising 9 1 Includes long term wholesale funding with a residual maturity less than or equal to 1 year. 2 Equity excludes FX translation, Available-for-Sale securities and Cash Flow Hedging Reserves. 3 The cost of offshore short term wholesale funding (swapped back to AUD) above BBSY. Stable funding ratio (%) 83.8% 83.3% 84.0% 1 1 2 FUNDING & LIQUIDITY 64.0% Strong funding and liquidity profile maintained Stable funding ratio 84.0% Customer deposits 60% of total funding Liquidity coverage ratio 126% Market dynamics and regulatory change have added 10 to 20bps to the cost of core funding pools over the last 12 months Higher term deposit rates relative to market rates Higher short term wholesale funding costs from both increased offshore costs and a widening of the Bills/OIS spread Higher short term wholesale funding costs Higher deposit funding costs Westpac consumer term deposit spread over BBSY (6 month average) 44.0 59.3 60.0 59.8 5.0 7.4 7.8 7.5 1.0 1.7 1.4 1.4 10.0 10.5 10.0 10.5 4.0 4.9 4.1 4.8 20.0 10.0 9.3 9.6 16.0 6.2 7.4 6.4 Sep-08 Sep-15 Mar-16 Jun-16 Wholesale Onshore <1yr Wholesale Offshore <1yr Wholesale Onshore >1yr Wholesale Offshore >1yr Securitisation Equity Customer deposits 0 10 20 30 40 50 Dec 13 Mar 14 Jun 14 Sep 14 Dec 14 Mar 15 Jun 15 Sep 15 Dec 15 Mar 16 Jun 16 Short term offshore spread 3 to BBSY (bps) 0 10 20 30 40 50 60 Dec 13 Mar 14 Jun 14 Sep 14 Dec 14 Mar 15 Jun 15 Sep 15 Dec 15 Mar 16 Jun 16 3 Month BBSY/OIS spread (bps) 0 20 40 60 80 100 120 Dec 13 Mar 14 Jun 14 Sep 14 Dec 14 Mar 15 Jun 15 Sep 15 Dec 15 Mar 16 Jun 16

Investor Relations Team 10 Andrew Bowden Head of Investor Relations +61 2 8253 4008 andrewbowden@westpac.com.au Nicole Mehalski Director +61 2 8253 1667 nicole.mehalski@westpac.com.au Equity Investor Relations www.westpac.com.au/investorcentre Annual reports Presentations and webcasts 5 year financial summary Prior financial results For further information on Westpac Jacqueline Boddy Director +61 2 8253 3133 jboddy@westpac.com.au Louise Coughlan Director (Rating Agencies) +61 2 8254 0549 lcoughlan@westpac.com.au Debt Investor Relations Retail Shareholder Investor Relations Danielle Stock Manager +61 2 8253 0922 danielle.stock@westpac.com.au Rebecca Plackett Manager +61 2 8253 6556 rplackett@westpac.com.au or email: investorrelations@westpac.com.au

Appendix 1: Definitions 11 Capital and asset quality Asset quality Stressed loans Stressed loans are the total of watchlist and substandard, 90 days past due and not impaired and impaired assets 90 days past due and not impaired Includes facilities where: contractual payments of interest and / or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days, including from First Half 2016 accounts for customers who have been granted hardship assistance; or an order has been sought for the customer’s bankruptcy or similar legal action has been instituted which may avoid or delay repayment of its credit obligations; and the estimated net realisable value of assets / security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or which are not secured but there is a reasonable expectation that full recovery or the amount due will be made and interest is being taken to profit on an accrual basis. While in default, facilities are not treated as impaired for accounting purposes. Total committed exposures (TCE) The sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk Watchlist and substandard Loan facilities where customers are experiencing operating weakness and financial difficulty but are not expected to incur loss of interest or principal Individually assessed provisions or IAPs Provisions raised for losses that have already been incurred on loans that are known to be impaired and are individually significant. The estimated losses on these impaired loans is based on expected future cash flows discounted to their present value and as this discount unwinds, interest will be recognised in the statement of financial performance Collectively assessed provisions or CAPs Loans not found to be individually impaired or significant will be collectively assessed in pools of similar assets with similar risk characteristics. The size of the provision is an estimate of the losses already incurred and will be estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience will be adjusted based on current observable data. Includes an economic overlay provision calculated based on changes that occurred in sectors of the economy or in the economy as a whole Capital ratios As defined by APRA (unless stated otherwise) Internationally comparable The internationally comparable common equity Tier 1 (CET1) capital ratio is an estimate of Westpac’s CET1 ratio calculated on rules comparable with global peers. The ratio adjusts for differences between APRA’s rules and those applied to global peers. The adjustments are applied to both the determination of regulatory CET1 and the determination of risk weighted assets. Methodology aligns with the APRA study titled “International capital comparison study” dated 13 July 2015 Leverage ratio As defined by APRA (unless state otherwise). Tier 1 capital divided by ‘exposure measure’ and expressed as a percentage. ‘Exposure measure’ is the sum of on-balance sheet exposures, derivative exposures, securities financing transaction exposures and other off-balance sheet exposures Liquidity coverage ratio (LCR) The level of high quality liquid assets (as defined by APRA) over total cash outflows in a 30-day defined stressed scenario Risk Weighted Assets or RWA Assets (both on and off-balance sheet) are risk weighted according to each asset's inherent potential for default and what the likely losses would be in case of default. In the case of non asset based risks (i.e. market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5 Impaired assets Exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of a customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held; facilities 90 days or more past due, and full recovery is not in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans; restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; other assets acquired through security enforcement includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and any other assets where the full collection of interest and principal is in doubt

Disclaimer 12 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (Westpac) and its activities. The information is supplied in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Unless otherwise noted, financial information in this presentation is presented on a cash earnings basis. Cash earnings is a non-GAAP measure. Refer to Westpac’s Interim 2016 Financial Results (incorporating the requirements of Appendix 4D) for the six months ended 31 March 2016 available at www.westpac.com.au for details of the basis of preparation of cash earnings. This presentation contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this presentation and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions, financial support to certain borrowers, indicative drivers, forecasted economic indicators and performance metric outcomes. We use words such as ‘will’, ‘may’, ‘expect’, 'indicative', ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘probability’, ‘risk’, ‘forecast’, ‘likely’, ‘estimate’, ‘anticipate’, ‘believe’, or similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in the section titled ‘Risk factors' in Westpac’s Interim Financial Results for the six months ended 31 March 2016 (or Annual Report for year ended 30 September 2015) available at www.westpac.com.au. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events. We are under no obligation to update any forward-looking statements contained in this presentation, where as a result of new information, future events or otherwise, after the date of this presentation.